Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT, dated as of October 14, 2016 (this “First Amendment”), is made and entered into by and among: (i) Linn Energy, LLC, on behalf of itself and its direct and indirect subsidiaries other than Berry Petroleum Company, LLC and Linn Acquisition Company, LLC (Linn Energy, LLC, together with its direct and indirect subsidiaries other than Berry and LAC, each a “LINN Debtor”); and (ii) the undersigned holders of notes (or investment advisers or managers to such holders) issued pursuant to the LINN Notes Indentures (together with their permitted successors and assigns, each a “Consenting LINN Noteholder”), and amends that certain Restructuring Support Agreement, dated as of October 7, 2016, by and among the Company and the Consenting Creditors parties thereto from time to time (as amended, restated, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”). Each of the LINN Debtors and the Consenting LINN Noteholders shall be referred to as a “Party” and, collectively, as the “Parties.” Unless otherwise noted, capitalized terms used but not immediately defined herein have the meanings ascribed them at a later point in this First Amendment.

RECITALS

WHEREAS, Section 10 of the Restructuring Support Agreement permits modifications and amendments of the Restructuring Support Agreement by written agreement executed by the LINN Debtors and the Required Consenting Creditors;

WHEREAS, pursuant to Section 10 of the Restructuring Support Agreement, the Parties desire to amend the Restructuring Support Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.    Amendments to the Restructuring Agreement

Section 1.1 Clauses (a)(1)–(3) of Section 5.03 of the Restructuring Support Agreement are hereby amended and restated in their entirety to read as follows:

(a) “support and cooperate with the Consenting Creditors and take all actions that are necessary or reasonably requested by the Consenting Creditors to consummate the Restructuring in accordance with the Plan and the terms and conditions of this Agreement, including by implementing the Restructuring in accordance with each of the milestones set forth in this Section 5.03 (the “Milestones”), which may be extended only with the express prior written consent of the Required Consenting Creditors:

(1)	within 14 days after the Agreement Effective Date, file with the Bankruptcy Court (i) the Plan, the Disclosure Statement, the Plan Solicitation Materials, and the motion to approve the Disclosure Statement and (ii) a motion seeking entry of the Approval Order;

(2)	obtain entry of the Approval Order on or before November 21, 2016;

(3)	obtain entry of an order approving the adequacy of the Disclosure Statement, the Plan Solicitation Materials, and the Offering Procedures (the “Disclosure Statement Order”) on or before December 9, 2016;”

1.02. The amendments and changes to the Restructuring Support Agreement and the Restructuring Term Sheet, as reflected in the changed pages attached hereto as Exhibit A, are acceptable to the Required LINN Consenting Noteholders, and upon the LINN Debtors’ receipt of executed signature pages to the Restructuring Support Agreement of the Consenting Lenders holding, controlling, or having the ability to control, in the aggregate more than sixty-six and two-thirds percent (66-2/3%) of the outstanding principal amounts of the LINN Debtors’ obligations under the LINN Credit Agreement, shall become binding on the Consenting Creditors and incorporated into the Restructuring Support Agreement.

Section 2.    Ratification

Except as specifically provided for in this First Amendment, no waivers, releases, changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Restructuring Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

Section 3.    Effectiveness

This First Amendment shall become effective and binding on the Parties on the date counterpart signatures to this First Amendment shall have been executed by (a) the LINN Debtors, and (b) the Required Consenting Creditors (which, as the date hereof, for the avoidance of doubt, shall only include the Required Consenting LINN Noteholders).

Section 4.    Headings

Titles and headings in this First Amendment are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the First Amendment.

Section 5.    Execution of Agreement

This First Amendment may be executed in counterparts, and by the different Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original. Delivery of an executed counterpart by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart.

Section 6.    Governing Law; Jurisdiction; Selection of Forum; Waiver of Trial By Jury

THIS FIRST AMENDMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this First Amendment in the Bankruptcy Court, and solely in connection with claims arising under this First Amendment (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (c) waives any objection that the Bankruptcy Court are an inconvenient forum or do not have jurisdiction over any Party hereto. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this First Amendment or the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

LINN ENERGY, LLC, on behalf of itself and its subsidiaries other than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC

By:	/s/ Candice Wells

Name:	Candice Wells

Title:	Senior Vice President and General Counsel

[Signature Page to First Amendment to Restructuring Support Agreement]

[Creditor signature pages redacted.]

Exhibit A

Changed Pages to Restructuring Support Agreement and Restructuring Term Sheet

Notwithstanding the foregoing, nothing in this Agreement and neither a vote to accept the Plan by any Consenting Creditor nor the acceptance of the Plan by any Consenting Creditor shall (i) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation; (ii) affect the ability of any Consenting Creditor to consult with other Consenting Creditors or the Company, or (iii) impair or waive the rights of any Consenting Creditor to assert or raise any objection expressly permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court or prevent such Consenting Creditor from enforcing this Agreement; (iv) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the Agreement Effective Date until the occurrence of a Termination Date applicable to such Consenting Creditor, such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Plan (provided, however, that any delay or other impact on consummation of the Restructuring contemplated by the Plan caused by a Consenting Creditor’s opposition to (x) any relief that is inconsistent with such Restructuring Transactions; (y) a motion by the Company to enter into a material executory contract, lease, or other arrangement outside of the ordinary course of its business without obtaining the prior written consent of the Required Consenting Creditors (which may be provided in any written form, including email correspondence with counsel), which consent shall not be unreasonably withheld; provided, that following a request for consent by the Company, if the consent of the Required Consenting Creditors is not obtained or declined within five (5) business days following written request thereof by the Company, such consent shall be deemed to have been granted by the Required Consenting Creditors; or (z) any relief that is adverse to interests of the Consenting Creditors sought by the Company (or any other party), shall not constitute a violation of this Agreement). In addition, and for the avoidance of doubt, nothing in this Agreement shall be construed or interpreted to mean that a Consenting LINN Lender may not exercise any rights and remedies that it may have under the Final Cash Collateral Order and this Agreement

5.03. Commitments of the LINN Debtors. Subject to the terms and conditions hereof (including, without limitation, as set forth in Section 8 hereof), and for so long as this Agreement has not been terminated in accordance with its terms, and without limiting the mutual commitments set forth in Section 5.01 hereof in any respect, each of the LINN Debtors hereby covenants and agrees to:

(a) support and cooperate with the Consenting Creditors and take all actions that are necessary or reasonably requested by the Consenting Creditors to consummate the Restructuring in accordance with the Plan and the terms and conditions of this Agreement, including by implementing the Restructuring in accordance with each of the milestones set forth in this Section 5.03 (the “Milestones”), which may be extended only with the express prior written consent of the Required Consenting Creditors:

(1)	within ~~7~~14 days after the Agreement Effective Date, file with the Bankruptcy Court (i) the Plan, the Disclosure Statement, the Plan Solicitation Materials, and the motion to approve the Disclosure Statement and (ii) a motion seeking entry of the Approval Order;

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(2)	obtain entry of the Approval Order on or before November 21, 2016;

(3)	obtain entry of an order approving the adequacy of the Disclosure Statement, the Plan Solicitation Materials, and the Offering Procedures (the “Disclosure Statement Order”) on or before December ~~6~~9, 2016;

(4)	agree to a form of the Transition Services Agreement reasonably satisfactory to the Required Consenting Creditors on or before December 6, 2016; provided, for the avoidance of doubt, that the Company shall have no obligation to seek approval of the Transition Services Agreement within such period and instead the Transition Services Agreement will be approved in connection with the Plan;

(5)	obtain entry of the Confirmation Order, each with all applicable exhibits, appendices, Plan Supplement documents, and related documents on or before February 3, 2017; and

(6)	cause the Effective Date to occur on or before the Outside Date;

(b) support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring;

(c) to the extent any legal, financial, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(d) at all times operate in accordance with, and comply with the requirements set forth for, the budgets required by the Cash Collateral Orders in accordance with the terms of the Cash Collateral Orders;

(e) support and advocate for the approval of the Amended Second Lien Settlement and the Alternative Settlement;

(f) support and advocate for entry of the Approval Order and timely pay the Commitment Premium (as defined in the Backstop Commitment Agreement) and all other fees and expenses payable thereunder, including as set forth in Section 13.02 hereof; and

(g) subject to Section 8 of this Agreement, not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership sale of assets, financing (debt or equity), or restructuring of the LINN Debtors (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code), other than the Plan and Restructuring (an

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E-mail address:	paul.basta@kirkland.com;
stephen.hessler@kirkland.com;
brian.lennon@kirkland.com

–and–

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attn: Alexandra Schwarzman, Esq.
E-mail address: Alexandra.schwarzman@kirkland.com

(b) if to a Consenting LINN Lender or a Transferee thereof, to the address set forth below following the Consenting Creditor’s signature (or as directed by any Transferee thereof), as the case may be, with copies (which shall not constitute notice) to each of:

Wells Fargo Bank, N.A.

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attention:     Patrick Fults

E-mail address:    patrick.j.fults@wellsfargo.com

–and–

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Attn:    James Donnell

E-mail address:    james.donnell@bakermckenzie.com

–and–

Baker & McKenzie LLP

300 East Randolph Street

Chicago, IL 60601

Attn:    Garry Jaunal

E-mail address:    garry.jaunal@bakermckenzie.com

(c) if to a Consenting ~~Creditor~~LINN Noteholder or a Transferee thereof, to the address set forth below following the Consenting ~~Creditor’s~~ LINN Noteholder’s signature (or as directed by any Transferee thereof), as the case may be, with copies (which shall not constitute notice) to each of:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

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issued pursuant to that certain Indenture, dated as of September 13, 2010, among LINN and LINN Energy Finance Corp., as Issuers, the Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof); and (v) the 8.625% notes issued pursuant to that certain First Supplemental Indenture, dated as of July 2, 2010, among LINN and LINN Energy Finance Corp., as Issuers, the Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof).

“Unsecured Notes Claims” shall mean Claims arising under the Unsecured Notes.

Other Secured Debt Obligations

Prepetition debt obligations that were permitted by the Credit Agreement pursuant to Section 9.02 clause (e) and secured by liens permitted pursuant to Section 9.03 clause (c) of the Credit Agreement.

“Other Secured Debt Claims” shall mean Claims arising under the Other Secured Debt Obligations.

TREATMENT OF CLAIMS AND INTERESTS

Treatment of Claims	Claims	Proposed Treatment of Claims
Administrative and Priority Claims	[●]	Unless otherwise agreed to by the holder of an allowed administrative claim or priority claim, paid in full in cash on the Effective Date or in the ordinary course of business. For the avoidance of doubt, Administrative and Priority Claims include Credit Agreement Lender adequate protection claims.

Other Secured Debt Claims	[●]	Unless otherwise agreed to by the holder of an allowed other secured debt claim, at the option of the applicable LINN entity(ies), either (a) payment in full in Cash, (b) delivery of the collateral securing such claim and payment of any interest required under section 506(b) of the Bankruptcy Code, (c) reinstatement of such claim, or (d) other treatment rendering such claim unimpaired.

Lender Claims	~~$[~~$1.939~~]~~ billion + accrued and unpaid interest	~~Pursuant to the Plan~~Pursuant to the Plan, the Credit Agreement Lender Claims will be treated as Allowed Secured Claims, in each case, not subject to off-set, avoidance, recharacterization, recoupment, or

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and expenses and other obligations

subordination, in full and final satisfaction of the Credit Agreement Lender Claims, on the date of substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan (the “Effective Date”), holders of Credit Agreement Lender Claims will receive their pro rata portion of (a) not less than ~~$[●]~~ the sum of (i) $500 million from cash equity contributions at the closing of the take-back debt facility, plus (ii) other amounts from LINN’s cash on hand (net of Chapter 11 and transaction expenses) consistent with the Plan and subject to anti-cash hoarding provisions in the take-back debt facility, in cash payable upon execution of definitive documentation, dated on or before the Effective Date, necessary to implement the Plan, including the definitive documentation with respect to the Exit Facility (as defined below), and (b) a take back debt facility substantially on the terms and conditions set forth on Exhibit B to the Restructuring Support Agreement and otherwise reasonably acceptable to the Administrative Agent, the Lenders, the Requisite Commitment Parties (as defined in the Backstop Commitment Term Sheet attached as Exhibit 1 hereto (the “Backstop Commitment Term Sheet”)) and the Company (the “Exit Facility”).

The Plan shall resolve all prepetition preference claims and other claims pursuant to a Bankruptcy Rule 9019 Settlement that the Credit Agreement Lender Claims are fully allowed as secured claims.

Second Lien Notes Claims	$2.0 billion + accrued and unpaid interest (treated as unsecured)	Pursuant to the Plan, the Second Lien Notes Claims will be treated as Funded Debt Claims, and in full and final satisfaction of the Second Lien Notes Claims, on the Effective Date the holders of the Second Lien Notes Claims will receive their pro rata share (based on the amount of their Allowed Second Lien Notes Claim as a percentage of the total Allowed Funded Debt Claims (as defined below)) of (a) the Funded Debt Equity Distribution (as defined below) and (b) rights to participate in the Funded Debt Rights Offering. In addition, each holder of a Second Lien Notes Claim that votes in favor of the Plan shall receive its pro rata share (based upon all Second Lien Notes Claims) of $30 million in cash. The Second Lien Notes Indenture Trustee shall receive Cash in an amount equal to its Indenture Trustee Expenses.[2]

[2]	“Indenture Trustee Expenses” shall mean the reasonable and documented fees and out-of-pocket costs and

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RESTRUCTURING PROPOSAL

Terms	Consideration
Newco; Corporate Structure

The Plan will be structured in consultation between the Company and the Required Consenting LINN Noteholders in a manner acceptable to the Required Consenting LINN Noteholders, taking into account, among other things, the tax consequences of the Restructuring~~.~~, and shall be reasonably satisfactory in all material respects to the Administrative Agent and the Consenting Lenders, and shall have been confirmed and entered by the Bankruptcy Court. The Plan may provide for the formation of one or more new entities (collectively, “Newco”). Common stock or partnership interests may be distributed under the Plan to holders of Claims against the Company (collectively, the “New Common Stock”). The New Common Stock may constitute stock or partnership interests in Newco. Pursuant to the Plan, all of the assets of LINN (other than LAC and Berry) will be directly or indirectly held by Newco or an entity of the reorganized Company; provided, however, the allocation of assets shall be structured such that Newco shall be able to rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), other than sections 3(c)(1) or 3(c)(7) thereunder.[7]

The Company will effectuate the Restructuring by means of any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that it reasonably determines are advisable or necessary to effectuate the Restructuring (as set forth in the Plan).

If the New Common Stock is composed of both partnership units in a partnership and common stock in a corporate entity (including LinnCo), an “Up-C” structure may be utilized.

Conditions Precedent to	The occurrence of the Effective Date shall be subject to the satisfaction of certain conditions precedent, including,

[7]	This is intended to leave open the possibility of a tiered partnership/Up-C structure, to the extent parties determine that will maximize the value of the reorganized Company.

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